                                                                    EXHIBIT 23.1

               CONSENT OF INDEPENDENT AUDITORS, ERNST & YOUNG LLP

         We consent to the reference to our firm under the caption "Experts" in Amendment No. 2 to the Registration Statement (Form S-3 No. 333-86378) and related Prospectus of Hewlett-Packard Company for the registration of up to 20,532,414 shares of its common stock related to the various option plans to be assumed in the Compaq Computer Corporation acquisition and to the incorporation by reference therein of our report dated November 13, 2001, except for Note 19, as to which the date is December 6, 2001, with respect to the consolidated financial statements and schedule of Hewlett-Packard Company in its Annual Report on Form 10-K/A for the year ended October 31, 2001, filed with the Securities and Exchange Commission.

                                                     /s/ Ernst & Young LLP


San Jose, California

May 6, 2002